                                    -21-

                                                                  EXHIBIT 11
                     GATX CORPORATION AND SUBSIDIARIES

               COMPUTATION OF NET INCOME (LOSS) PER SHARE OF
                 COMMON STOCK AND COMMON STOCK EQUIVALENTS
                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                       Year Ended December 31
                                    1994    1993   1992    1991   1990
                                   ------  ------ ------  ------ ------

Average number of shares
 of Common Stock outstanding         19.9    19.6   19.4    19.3   19.1
Shares issuable upon assumed exercise
 of stock options, reduced by the
 number of shares which could have
 been purchased with the proceeds
 from exercise of such options         .3      .3      *      .2     .2
                                   ------  ------ ------  ------ ------

Total                                20.2    19.9   19.4    19.5   19.3
                                   ======  ====== ======  ======  ======



Net income (loss)                  $ 91.5  $ 72.7 $(16.5)$ 82.7  $ 82.9
Deduct - Dividends paid and
  accrued on Preferred Stock         13.3    13.3   13.3    13.3   13.4
                                   ------  ------ ------  ------ ------

Net income (loss), as adjusted     $ 78.2 $ 59.4  $(29.8)$ 69.4  $ 69.5
                                   ======  ====== ======  ======  ======


Net income (loss) per share        $ 3.88  $ 2.99 $(1.53) $ 3.56 $ 3.61
                                   ======  ====== ======  ====== =======




*Common share equivalents are not considered in the computation of loss per share.

                                                                    EXHIBIT 11
                       GATX CORPORATION AND SUBSIDIARIES

         COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK AND
                COMMON STOCK EQUIVALENTS ASSUMING FULL DILUTION
          (PRINCIPALLY CONVERSION OF ALL OUTSTANDING PREFERRED STOCK)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                          Year Ended December 31
                                    1994    1993   1992   1991    1990
                                   ------  ------ ------  ------  ------

Average number of shares used to
 compute primary earnings per share   20.2   19.9    19.4   19.5    19.3
Common Stock issuable upon assumed
 conversion of Preferred Stock         4.0     *       *     4.1     4.1
                                     ------  ------ ------  -----  -----

Total                                 24.2   19.9    19.4   23.6    23.4
                                    ======  ====== ======  =====   ======

Net income (loss) as adjusted
  per primary computation          $ 78.2  $ 59.4  $(29.8) $69.4  $ 69.5
Add - Dividends paid and
  accrued on Preferred Stock         13.3       *       *   13.3    13.4
                                    ------  ------ ------  ------  ------

Net income (loss), as adjusted     $ 91.5  $ 59.4  $(29.8) $82.7  $ 82.9
                                   ======  ======  ======  =====  ======

Net income (loss) per share,
 assuming full dilution            $ 3.78 $ 2.99  $(1.53)  $3.51  $ 3.54
                                   ======  ====== ======  ======  ======

* Conversion of Preferred Stock is excluded from computation of fully diluted earnings because of antidilutive effects.

Additional fully diluted computation (1)
  Average number of shares used to
    compute primary earnings per share..     19.6   19.4
  Common stock issuable upon assumed
    conversion of Preferred Stock, and
    stock option exercises...............     4.4    4.3
                                           -------  -------


                                             24.0    23.7
                                           =======  =======

  Net income (loss) as adjusted
    per primary computation.............  $  59.4  $(29.8)
  Add - Dividends paid and accrued
    on Preferred Stock..................     13.3    13.3
                                           -------  -------


                                          $  72.7  $(16.5)
                                          =======  =======

  Net income (loss) per share,
    assuming full dilution..............  $  3.03  $( .70)
                                          =======   =======

  (1)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB
       Opinion No. 15 because it produces an antidilutive result.
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